Exhibit J (1) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Stock Trust:

We consent to the use of our report dated December 23, 2008, with respect to the financial statements of the Federated Stock Trust, a portfolio of Federated Stock Trust, as of October 31, 2008, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP
Boston, Massachusetts
December 23, 2008